Exhibit 12

                            FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                              (Dollars In millions)

Ratio of Earnings to Fixed Charges:

                                Twelve Months Ended      Year Ended
                                    September 30,        December 31,
                                  1997      1996       1996       1995
                                --------  --------   --------   --------

NET INCOME                        138.4     238.6      238.4     227.0

Add:
  Operating Income Taxes           70.5     137.1      135.8     129.5
  Other Income Taxes               (0.2)     (0.2)      (0.1)      0.1
                               --------- ---------  ---------  ---------
Income Before Taxes               208.7     375.5      374.1     356.6

Total Interest Charges            107.4      99.6       98.4     104.5
                               --------- ---------  ---------  ---------
Total Earnings (A)                316.1     475.1      472.5     461.1

Fixed Charges (B)                 107.4      99.6       98.4     104.5
                               --------- ---------  ---------  ---------
 Ratio of Earnings to
  Fixed Charges (A/B)              2.94      4.77       4.80      4.41
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